EXHIBIT 99.1

Soligenix Appoints Karen Krumeich, as

Chief Financial Officer

Princeton, NJ – June 20, 2016 – Soligenix, Inc. (OTCQB: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need, announced today that it has appointed Karen Krumeich, as its Senior Vice President and Chief Financial Officer. Ms. Krumeich has over 25 years of diverse experience in the financial and strategic management of emerging growth life science companies. She has a proven track record and expertise in corporate financial operations, equity financings, and business development, including partnerships, mergers and acquisitions.

Most recently, Ms. Krumeich served as a consultant providing finance, investor relations and business development services to the Company and other healthcare companies. Previously, she worked as Vice President and Chief Financial Officer for several development-stage life science companies, including Cerecor, Inc. and Mela Sciences, Inc. where she was responsible for equity financings, corporate administrative functions and investor relations. In addition to these positions, Ms. Krumeich was a healthcare consultant partner with Tatum, LLC, a national consulting firm, specializing in their life science practice. Prior to these positions, she held positions of increasing responsibility with several healthcare companies, including Bristol-Myers Squibb Company where she was Director of Health Systems and as Vice President of Finance for a national pharmacy provider. Ms. Krumeich began her career as a pharmacist and transitioned into finance after successfully completing the CPA exam.

Ms. Krumeich earned a BSc in Pharmacy from the University of Toledo, Ohio and completed her post graduate work in accounting and finance at Cleveland State University while pursuing her career as a pharmacist.

“We are delighted to welcome Karen to our team, as we leverage her extensive financial expertise in leading our strategic corporate programs,” stated Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix. “As we continue to execute our growth strategy, we are clearly building momentum and the talent we are attracting is an absolute reflection of our solid progress to date. Karen’s unique experiences in both science and finance will be instrumental to us as we advance our multiple late-stage development programs.”

Mr. Joseph Warusz, who has served as Vice President, Finance and Acting Chief Financial Officer since February 2012, will be retiring from the Company effective June 30, 2016. On behalf of the Company and its Board of Directors, we would like to thank Joe for his many contributions during the past five years.

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need. Our BioTherapeutics business segment is developing SGX301 as a first-in-class photodynamic therapy utilizing safe visible light for the treatment of cutaneous T-cell lymphoma, proprietary formulations of oral beclomethasone 17,21-dipropionate (BDP) for the prevention/treatment of gastrointestinal (GI) disorders characterized by severe inflammation including pediatric Crohn’s disease (SGX203) and acute radiation enteritis (SGX201), and our novel innate defense regulator technology dusquetide (SGX942) for the treatment of oral mucositis.

Our Vaccines/BioDefense business segment includes active development programs for RiVax™, our ricin toxin vaccine candidate, OrbeShield®, our GI acute radiation syndrome therapeutic candidate and SGX943, our melioidosis therapeutic candidate. The development of our vaccine programs incorporates the use of our proprietary heat stabilization platform technology, known as ThermoVax®. Currently, this business segment is supported with up to $57 million in government grant and contract funding from the National Institute of Allergy and Infectious Diseases (NIAID) and the Biomedical Advanced Research and Development Authority (BARDA).

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release may contain forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment. Statements that are not historical facts, such as "anticipates," "estimates," "believes," "intends," "potential," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, including dusquetide (SGX942), particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats conducting preclinical and clinical trials of vaccines, obtaining regulatory approvals and manufacturing vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program. Positive results from the Phase 2 study evaluating SGX942 does not ensure that the follow-on Phase 2/3 clinical study will be successful. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Karen Krumeich

Chief Financial Officer

(609) 538-8200 | www.soligenix.com

Soligenix, Inc.

29 Emmons Drive, Suite C-10

Princeton, NJ 08540